Exhibit 21.1
E*TRADE Financial Corporation
Subsidiaries of Registrant

Company	Jurisdiction Name
Distribution Financial Services RV/Marine Trust 2001-1	New York
E*TRADE Bank	Federal Charter
E*TRADE Capital Management, LLC	Delaware
E*TRADE Community Development Corporation	Delaware
E*TRADE Financial Corporate Services, Inc.	Delaware
E*TRADE Futures LLC	Delaware
E*TRADE Information Services, LLC	Delaware
E*TRADE Next, LLC	Delaware
E*TRADE RV and Marine Trust 2004-1	New York
E*TRADE Savings Bank	Federal Charter
E*TRADE Securities LLC	Delaware
ET Canada Holdings Inc.	Canada
ETB Holdings, Inc.	Delaware
ETCF Asset Funding Corporation	Nevada
ETCM Holdings, LLC	Delaware
ETRADE Securities (Hong Kong) Limited	Hong Kong
TIR (Holdings) Limited (Cayman)	Cayman